Exhibit 5.1

RICHARDSON & PATEL LLP

April 18, 2013

Uni-Pixel, Inc.
8708 Technology Forest Place, Suite100
The Woodlands, Texas 77381

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Uni-Pixel, Inc., a Delaware corporation (the “Company”), pursuant to that certain Underwriting Agreement dated April 18, 2013 (the “Underwriting Agreement”), by and between the Company and Cowen and Company, LLC and Craig-Hallum Capital Group LLC, as representatives of the several underwriters named in Schedule I of the Underwriting Agreement, (the “Underwriters”), of up to an aggregate of 1,195,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) (including up to 179,250 shares that may be sold pursuant to the exercise of an over-allotment option), pursuant to the Registration Statement on Form S-3 (File No. 333-181656) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on May 24, 2012, the related prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and, when sold in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Richardson & Patel LLP